Exhibit 21.1

Subsidiaries of COMFORCE Corporation

The following is a list of the subsidiaries of COMFORCE Corporation with jurisdiction of incorporation indicated thereby.

COMFORCE Operating, Inc. (Delaware)
COMFORCE Technical Services, Inc. (Delaware)
COMFORCE Technical, LLC (New York)
CTS Global, Inc. (New York)
CTS of Washington, LLC (New York)
COMFORCE Telecom, Inc. (Delaware)
SUMTEC Corporation (Delaware)
Uniforce Services, Inc. (New York)
PrO Clinical Support Services, LLC (New York)
PrO Unlimited, Inc. (New York)
PrO Unlimited Global (HK) Limited (Hong Kong)
PrO Unlimited Global Japan Ltd. (Japan)
PrO Unlimited Global Ltd (United Kingdom)
PrO Unlimited MPS, Inc. (New York)
Uniforce Staffing Services, Inc. (New York)
COMFORCE Information Technologies, Inc. (New York)
Clinical Labforce of America, Inc. (New York)
Temporary Help Industry Servicing Company, Inc. (New York)
Thisco of Canada, Inc. (New York)